Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report on Form 10-KSB as of December 31, 2005 of Mission Community Bancorp of our report of independent registered public accounting firm dated February 2, 2006, on our audit of the consolidated balance sheets of Mission Community Bancorp and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholder’s equity and cash flows for the years then ended.

Laguna Hills, California

March 27, 2006